EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 10, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 680 (Birinyi Equity Select Trust, Series 16, Large Cap Value Strategy Portfolio 2007-3, Focus Value Portfolio, Series 24, Enhanced Index Strategies Portfolio 2007-3, Large Cap Growth Strategy Portfolio 2007-3 and Multi-Strategy Series: Core Equity Allocation Portfolio 2007-3) as of July 10, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."


                                                              Grant Thornton LLP

New York, New York
July 10, 2007